Exhibit 99.1

Questar E&P reports first-quarter 2010 production, raises 2010 production guidance;

provides updates on key plays

SALT LAKE CITY - Questar Corporation (NYSE:STR) subsidiary Questar Exploration and Production Company (Questar E&P) today reported first-quarter 2010 production and provided an update on the company’s recent well results in its core operating areas.

Questar E&P reports first-quarter 2010 production of 51.5 Bcfe, raises 2010 production guidance to 212-217 Bcfe

Questar E&P reported production of 51.5 Bcfe in the first quarter of 2010, an increase of 10% compared to 46.9 Bcfe in the first quarter of 2009. Natural gas comprised 90% of first-quarter 2010 production. During the fourth quarter of 2009, Questar E&P net production was 55.4 Bcfe. Fourth-quarter 2009 production volumes benefited from flush production from wells returned to sales after price-related shut-ins and curtailments in the second and third quarters, and the completion during the fourth quarter of an inventory of standing drilled and cased wells. Questar E&P Rockies region production typically declines during the first and second quarters of each year due to the planned deferral of well completions, primarily at the company’s Pinedale Anticline field in western Wyoming, during the coldest winter months (typically December through March).

“Questar E&P is on track to grow 2010 production to 212-217 Bcfe, or 12-15 percent over 2009 volumes,” said Chuck Stanley, Questar E&P President and CEO. “Our diversified growth strategy is paying off. Driven by strong well results from the Haynesville Shale in Louisiana, and the Woodford ‘Cana’ Shale in Oklahoma, 51% of Questar E&P first-quarter 2010 production came from the Midcontinent region. Our talented asset managers continue to drive down drilling and completion times, and thus overall well costs in our core plays in the Rockies and the Midcontinent.”

More strong wells and increased acreage position in the core of the Haynesville Shale play

Since Questar’s last operations update, Questar E&P has completed and turned four operated NW Louisiana Haynesville Shale wells to sales, each with strong initial rates and flowing pressures:

Well Name	First Sales Date	Working Interest	24-hour peak IP rate
Batchelor 2H-1	Feb 21, 2010	81.2%	11.6 MMcfd*
CM Hutchinson 37H-1	Mar 13, 2010	64.9%	16.3 MMcfd*
Billy R Harper 14H-1	Mar 24, 2010	100%	12.4 MMcfd*
Billy R Harper 23-15-9H1	Mar 24, 2010	100%	11.7 MMcfd*

*Beginning with the completion of the Weyerhaeuser 10H-1 in November 2009, Questar E&P modified initial flowback procedures to minimize pressure drawdown at the reservoir. As a result 24-hour peak IP rates are not comparable to earlier reported Haynesville Shale well results.

Questar E&P has participated with a working interest in 18 Haynesville completions to-date in 2010 and has a working interest in 10 Haynesville wells that are currently being drilled, 8 new Haynesville wells with completions underway, and an additional 17 wells that have been drilled, cased and are awaiting completion. Current gross production from Questar E&P-operated Haynesville wells is over 180 MMcfd. Since the last operations update, the company has increased its acreage holdings in the core of the Haynesville play by 4% to over 48,000 net acres. Questar E&P estimated proved reserves at year-end 2009 included 31 gross proved developed producing Haynesville wells and 276 gross proved undeveloped locations. Assuming 80-acre density, with the newly acquired acreage, the company now estimates that there could be over 1,000 gross additional unbooked locations on its leasehold. Questar E&P is currently operating seven rigs in the Haynesville play. Maps showing Questar E&P Haynesville leasehold and current activity, along with similar maps for other key operating areas, can be found at: www.questar.com.

Pinedale Anticline cost reductions and leading drilling performance continues

The Questar E&P Pinedale team continues to improve drilling and completion performance. During the first quarter, Questar E&P drilled a 14,165 foot directional well from spud to total depth in 12.8 days, besting the old Pinedale record of 13 days set in the fourth quarter of 2009. Continued improvement has translated directly to lower well cost, with average gross completed well costs in 2010 now less than $4.5 million. Questar E&P has an approximate 60% working interest in its operated Pinedale acreage. Questar E&P year-end 2009 proved reserve estimates included 427 gross proved developed producing Pinedale wells and 432 gross proved undeveloped locations based on a combination of 5, 10 and 20-acre density. The company estimates that it could have up to 960 gross additional unbooked locations at Pinedale. Year-to-date, the company has completed 21 new wells, has 25 wells either awaiting completion or with completions underway, and estimates that with the 6 operated drilling rigs at Pinedale it could complete a total of 95-100 new wells by year-end 2010.

Anadarko Basin “Cana” Shale results continue to confirm play potential – net leasehold increased 12% to 29,000 acres

Questar E&P completed one new company-operated Woodford “Cana” Shale well in western Oklahoma since the last operational update. On March 15, 2010 the company turned the Gerald 1-13H (81% working interest) to sales. The peak 24-hour rate was 6,982 Mcfd of 1154 Btu/cubic foot gas. During 2010, Questar E&P has participated with a working interest in 12 new Woodford Shale completions, of which two were company-operated. In addition, the company has working interests in 8 wells currently being drilled and 10 wells that have been drilled and cased and are either awaiting completion or have completion operations underway. Questar E&P currently has working interests in 59 gross producing wells in the play. Questar E&P year-end 2009 proved reserve estimates for the “Cana” Shale play included 49 gross proved developed producing wells and 76 gross proved undeveloped locations. Questar E&P has increased its leasehold in the core of the play to 29,000 net acres. Based on 80-acre well density, the company estimates that it could have over 1,900 gross additional unbooked horizontal locations. For 2010, Questar E&P anticipates operating one rig in the play and participating in numerous outside operated wells.

Continued evaluation of Granite Wash potential as net leasehold increases 12% to 25,900 acres

Questar E&P’s first operated horizontal well in the Texas Panhandle, the Puryear 5028H (48% WI), located in Wheeler County, was drilled in the “Caldwell” Granite Wash zone to a measured depth of 17,050 feet. Coiled tubing became stuck in the well during post-stimulation drill-out of the frac plugs. The well was turned to sales late last week and during the most recent 24-hour period recovered 10.6 MMcf of 1456 Btu/cubic foot gas, 608 barrels of oil and 68 barrels of water. The 4,037 feet of perforated lateral was fracture-stimulated in 10 stages. Production from the well is being constrained by a down-hole obstruction consisting of 367 feet of two-inch coiled tubing, coiled-tubing motor and mill. In addition, three composite frac plugs remain undrilled, so contribution to production rate is currently from 7 frac stages. The company plans to produce the well for an undetermined period before attempting to remove the remaining obstruction and adding the three remaining stages. The company-operated Edwards 1056H

(64% working interest), a Cherokee Wash test located in Wheeler County, has been drilled to a measured depth of 16,200 feet and is awaiting completion. Questar E&P has two company-operated horizontal wells currently drilling in Wheeler County. The Morrison 5033H well (100% working interest) is drilling ahead in the horizontal lateral and the recently-spud Methodist Home 2-#5H (100% working interest), is drilling ahead in the vertical portion of the hole. Both wells target Atoka Wash reservoirs. In Washita County, Oklahoma, the company-operated Roxanne 3-17H horizontal well (56.3% working interest) recently reached total depth in the Colony Wash reservoir and is awaiting completion. Since the last operational update, Questar E&P has increased its Texas Panhandle Granite Wash leasehold to 25,900 net acres. To-date in 2010 the company has participated in three new outside-operated horizontal well completions in the play, the results of which are listed on the updated map for the Granite Wash posted on our website. For the remainder of 2010, Questar E&P anticipates operating two drilling rigs and participating in several additional outside-operated wells targeting horizontal Granite Wash reservoirs.

Bakken development continues on the company’s 80,000 net acre leasehold in North Dakota

Since the last operations update Questar E&P has drilled and cased its fifth and sixth operated horizontal wells, the MHA 1-06-31H-150-92 (91% working interest) with a lateral length of 8,841 feet and the MHA 1-06-1H-149-92 (86% working interest) with a lateral length of 9,019 feet. These wells, along with the Federal 1-34-35H-152-92 (72% working interest) with a lateral length of 9,120 feet, are waiting on completion with operations to commence in early May. Questar deliberately deferred completion of new wells over the winter months to reduce costs. Questar E&P is currently drilling ahead on its seventh operated well and the Company’s first test of the Three Forks Formation, the MHA 2-06-01H-149-92 (86% working interest). Questar E&P has a working interest in 27 producing wells in the play and 11 outside-operated wells that are currently drilling or waiting on completion. Questar E&P plans to operate one drilling rig in the play in 2010 until a sufficient inventory of drilling permits are accumulated to allow addition of a second drilling rig to the development program.

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of approximately $11 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding the company's future production volumes, financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although these statements are made in good faith and are reasonable representations of Questar Corporation’s expected performance at the time, actual results may vary from management's stated expectations and projections due to a variety of factors.

For more information, visit Questar’s website - www.questar.com

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